Exhibit 99.1

Investor Relations Contact: Amy Mendenhall	Media Contact: Autumnn Mahar
Phone: 479-785-6200	Phone: 479-494-8221
Email: invrel@arcb.com	Email: amahar@arcb.com

ArcBest Announces Appointment of Chris Sultemeier to Board of Directors

Dr. Craig E. Philip to retire from the ArcBest Board of Directors after 14 years of dedicated service; Chris Sultemeier appointed to the board, bringing over 30 years of transportation and logistics experience

FORT SMITH, Arkansas, October 31, 2025 — ArcBest® (Nasdaq: ARCB), a leader in supply chain logistics, today announced that the ArcBest Board of Directors has appointed Chris Sultemeier as a new director, effective October 29, 2025. Dr. Craig E. Philip, a director of ArcBest since 2011, has announced his decision to retire from the board after the January 2026 board meeting.

ArcBest welcomes Chris Sultemeier to its board, where he will serve on the compensation and nominating/corporate governance committees. Sultemeier brings more than 30 years of leadership experience in logistics, transportation, supply chain operations, and high-growth supply chain and logistics ventures to the board. Sultemeier spent 28 years with Walmart serving as their EVP of Logistics and as President and CEO of Walmart Transportation. Sultemeier is currently an operating partner at NewRoad Capital Partners where he serves on the boards of several portfolio companies. His experience leading logistics for a premier retail organization with a global supply chain network, combined with his board service, adds uniquely beneficial skills that complement the board’s strengths. This appointment aligns with ArcBest’s ongoing commitment to valuing diverse perspectives and its efforts to enhance long-term sustainable value for shareholders.

“We are pleased to welcome Chris to the ArcBest Board of Directors,” said Judy R. McReynolds, ArcBest chairman and CEO. “His impressive experience leading supply chain and logistics at Walmart, as well as his experience on multiple boards, brings valuable operational insight and industry perspective to our board as we continue to execute on our long-term strategy.”

Craig Philip joined the board of directors in 2011 and currently serves as a member of the audit committee. He previously served on the compensation and nominating/corporate governance committees. During his tenure, Philip consistently delivered valuable perspectives through his academic background in engineering blended with decades of transportation and logistics experience.

Eduardo Conrado, who joined the ArcBest Board of Directors in 2016, has been appointed lead independent director. Conrado assumes the role following the board retirement of Steve Spinner, as previously announced.

“I have enjoyed working with Craig over the last fourteen years,” said McReynolds. “He brought broad expertise to the board that combined business, academia and future-driven thinking. Craig’s experience leading large transportation and logistics companies, his experience with M&A and his focus on innovation were key to helping guide ArcBest’s transformation into an integrated logistics company. The entire board and I wish him all the best, and we congratulate Eduardo on moving into the lead independent director role.”

These changes are part of ArcBest’s ongoing assessment of board size, composition and current balance of skills and characteristics. Additional updates are expected in the coming months as the review process continues.

About ArcBest

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with 14,000 employees across 250 campuses and service centers, the company is a logistics powerhouse, using its technology, expertise and scale to connect shippers with the solutions they need — from ground, air and ocean transportation to fully managed supply chains. ArcBest has a long history of innovation that is enriched by deep customer relationships. With a commitment to helping customers navigate supply chain challenges now and in the future, the company is developing ground-breaking technology like Vaux™, one of the TIME Best Inventions of 2023. For more information, visit arcb.com.

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